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                                                                      Exhibit 16

April 19, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Tecumseh Products Company (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Tecumseh Products Company dated April 16, 2007. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the material weakness in controls related to income taxes or regarding the remediation actions taken in connection therewith.

Very truly yours,

PricewaterhouseCoopers LLP